As filed with the Securities and Exchange Commission on February 21, 2017
Registration Statement No. 333-208351

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2
FORM F-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

NORDIC AMERICAN OFFSHORE LTD.
 (Exact name of registrant as specified in its charter)

Bermuda	N/A
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Nordic American Offshore Ltd. LOM Building 27 Reid Street Hamilton HM 11 Bermuda (441) 292-7202	Seward & Kissel LLP Attention: Gary J. Wolfe, Esq. One Battery Park Plaza New York, New York 10004 (212) 574-1200
(Address and telephone number of Registrant's principal executive offices)	(Name, address and telephone number of agent for service)

Copies to:

Gary J. Wolfe, Esq.
Seward & Kissel LLP
One Battery Park Plaza
New York, New York 10004
(212) 574-1200

Approximate date of commencement of proposed sale to the public:
From time to time after this registration statement becomes effective as determined by market conditions and other factors.

If the only securities being registered on the Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐
CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Primary Offering
Common Shares, par value $0.01 per share
Preferred Shares
Debt Securities(4)
Warrants(5)
Purchase Contracts(6)
Rights(7)
Units(8)
Primary Offering Total		$300,000,000	(1)(2)	$30,210	(3)
Total		$300,000,000		$30,210	*
*Previously Paid.
1.
Such amount in U.S. dollars or the equivalent thereof in foreign currencies as shall result in an aggregate initial public offering price for all securities of $300,000,000. Also includes such indeterminate amount of debt securities and common shares and preferred shares as may be issued upon conversion or exchange for any other debt securities or preferred shares that provide for conversion or exchange into other securities.

2.
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933. Pursuant to General Instruction II.C of Form F-3, the table does not specify by each class information as to the proposed maximum aggregate offering price. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder. In no event will the aggregate offering price of all securities sold by Nordic American Offshore Ltd. pursuant to this registration statement exceed $300,000,000.

3.	Calculated in accordance with Rule 457(o) under the Securities Act of 1933.
4.
If any debt securities are issued at an original issue discount, then the offering may be in such greater principal amount as shall result in a maximum aggregate offering price not to exceed $300,000,000.

5.	There is being registered hereunder an indeterminate number of warrants as may from time to time be sold at indeterminate prices not to exceed an aggregate offering price of $300,000,000.
6.	There is being registered hereunder an indeterminate number of purchase contracts as may from time to time be sold at indeterminate prices not to exceed an aggregate offering price of $300,000,000.
7.	There is being registered hereunder an indeterminate amount of rights as may from time to time be added at indeterminate prices not to exceed an aggregate offering price of $300,000,000.
8.
There is being registered hereunder an indeterminate number of units as may from time to time be sold at indeterminate prices not to exceed an aggregate offering price of $300,000,000. Units may consist of any combination of the securities offered by Nordic American Offshore Ltd. registered hereunder.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.
EXPLANATORY NOTE

This Post-Effective Amendment No. 2 (this "Amendment") to Registration Statement on Form F-3 (File No. 333-208351) (as amended, the "Registration Statement") is being filed pursuant to Rule 414(d) under the Securities Act of 1933 (the "Securities Act") by Nordic American Offshore Ltd., a Bermuda company, or "Nordic American Offshore (Bermuda)", as the successor to Nordic American Offshore Ltd., a company incorporated under the laws of the Republic of Marshall Islands, or "Nordic American Offshore (Marshall Islands)."  Effective September 26, 2016, Nordic American Offshore Ltd. continued its corporate existence from the Republic of Marshall Islands to Bermuda (the "Redomiciliation").  Nordic American Offshore Ltd. (Bermuda) expressly adopts the Registration Statement, as modified by this Amendment, as its own registration statement for all purposes of the Securities Act and the Securities Exchange Act of 1934 (the "Exchange Act").  For the purposes of this Amendment and the Registration Statement, references to the "Company," "NAO," "we," "our," "us" and similar terms mean, as of any time prior to the Redomiciliation, Nordic American Offshore (Marshall Islands) and, as of any time after the Redomiciliation, Nordic American Offshore (Bermuda).  The information contained in this Amendment sets forth additional information to reflect the Redomiciliation.  All documents filed by the Company under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act before the effective date of the Redomiciliation will not reflect the change in our jurisdiction.
For additional information regarding to the Redomiciliation, please see "SPECIAL NOTE REGARDING THE REDOMICILIATION" in the prospectus.

The information in this prospectus is not complete and may be changed. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy or sell these securities in any jurisdiction where the offer or sale is not permitted. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective.

Prospectus

Subject to completion, dated February 21, 2017

NORDIC AMERICAN OFFSHORE LTD.

Common Shares, Preferred Shares,
Debt Securities, Warrants, Purchase Contracts, Rights and Units
Through this prospectus, we may periodically offer:
(1)	our common shares ,
(2)	our preferred shares,
(3)	our debt securities,
(4)	our warrants,
(5)	our purchase contracts
(6)	our rights, and
(7)	our units.
The prices and other terms of the securities that we will offer will be determined at the time of their offering and will be described in a supplement to this prospectus.
Our common shares are currently listed on the New York Stock Exchange, or the NYSE, under the symbol "NAO."
The securities issued under this prospectus may be offered directly or through underwriters, agents or dealers. The names of any underwriters, agents or dealers will be included in a supplement to this prospectus.
An investment in these securities involves a high degree of risk. See the section entitled "Risk Factors" on page 11 of this prospectus, and other risk factors contained in the applicable prospectus supplement and in the documents incorporated by reference herein and therein.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is             , 2017.

TABLE OF CONTENTS
PROSPECTUS SUMMARY	7
SPECIAL NOTE REGARDING THE REDOMICILIATION	10
RISK FACTORS	11
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS	14
MARKET VALUE OF OUR COMMON SHARES	15
USE OF PROCEEDS	16
CAPITALIZATION	17
ENFORCEMENT OF CIVIL LIABILITIES	18
RATIO OF EARNINGS TO FIXED CHARGES	19
PLAN OF DISTRIBUTION	20
DESCRIPTION OF SHARE CAPITAL	21
DESCRIPTION OF DEBT SECURITIES	27
DESCRIPTION OF WARRANTS	32
DESCRIPTION OF PURCHASE CONTRACTS	33
DESCRIPTION OF RIGHTS	34
DESCRIPTION OF UNITS	35
EXPENSES	36
LEGAL MATTERS	36
EXPERTS	36
WHERE YOU CAN FIND ADDITIONAL INFORMATION	36

We prepare our financial statements, including all of the financial statements included or incorporated by reference in this prospectus, in U.S. dollars and in conformity with U.S. generally accepted accounting principles, or "U.S. GAAP." We have a fiscal year end of December 31. All references to "dollars" and "$" in this prospectus are to, and amounts presented in, United States dollars and all references to "GBP" are to, and amounts presented in, British Pounds.
This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission, or the Commission, using a shelf registration process. Under the shelf registration process, we may sell our common shares, preferred shares, debt securities, warrants, purchase contracts and units described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, we will provide you with a prospectus supplement that will describe the specific amounts, prices and terms of the offered securities. We may file a prospectus supplement in the future that may also add, update or change the information contained in this prospectus. You should read carefully both this prospectus and any prospectus supplement, together with the additional information described below.
This prospectus and any prospectus supplement are part of a registration statement we have filed with the Commission and do not contain all the information in the registration statement. Forms of the indentures and other documents establishing the terms of the offered securities are filed as exhibits to the registration statement. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. For further information about us or the securities offered hereby, you should refer to the registration statement, which you can obtain from the Commission as described below under the section entitled "Where You Can Find Additional Information."
You should rely only on the information contained or incorporated by reference in this prospectus and in any prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus and the applicable supplement to this prospectus is accurate as of the date on its respective cover, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.

Other than in the United States, no action has been taken by us or any underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such shares be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.
Specific permission is required from the Bermuda Monetary Authority, or the BMA, pursuant to the provisions of the Exchange Control Act of 1972 and related regulations, other than in cases where the BMA has granted a general permission.  The BMA in its policy dated June 1, 2005 provides that, where any equity securities of a Bermuda company are listed on an appointed stock exchange, general permission is given for the issue and subsequent transfer of any securities of such company from and/or to a non-resident of Bermuda, for so long as any equity securities of such company remain so listed.  The New York Stock Exchange, or the NYSE, is deemed to be an appointed stock exchange under Bermuda Law.  In granting such permission, the BMA accepts no responsibility for our financial soundness or the correctness of any of the statements made or opinions expressed in this prospectus of the registration statement of which it forms part. This prospectus does not need to be filed with the Registrar of Companies in Bermuda in accordance with Part III of the Companies Act 1981 of Bermuda pursuant to provisions incorporated therein following the enactment of the Companies Amendment Act 2013.  Such provisions state that a prospectus in respect of the offer of shares in a Bermuda company whose equities are listed on an appointed stock exchange under Bermuda law does not need to be filed in Bermuda, so long as the company in question complies with the requirements of such appointed stock exchange in relation thereto.

PROSPECTUS SUMMARY
This summary provides an overview of our company and our business. This summary is not complete and does not contain all of the information you should consider before purchasing our securities. You should carefully read all of the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement, including the "Risk Factors" and our financial statements and related notes contained herein and therein, before making an investment decision. We use the term deadweight, or "dwt," in describing the size of vessels. Dwt, expressed in metric tons each of which is equivalent to 1,000 kilograms, refers to the maximum weight of cargo and supplies that a vessel can carry.
Our Company
Nordic American Offshore Ltd. was formed on October 17, 2013.  We maintain our principal executive offices at LOM Building, 27 Reid Street, Hamilton, HM 11, Bermuda.  Our telephone number at such address is (441) 292-7202. We are an international company formed for the purpose of acquiring, owning and operating platform supply vessels, or PSVs, and currently own ten high quality PSVs constructed at shipyards in Norway during the period from 2012 to 2016.  We refer to these vessels as our "Current Fleet" of which seven are in operation and three of which are currently laid up awaiting improved trading conditions.
Effective September 26, 2016, we discontinued our existence as a company organized under the laws of the Republic of the Marshall Islands and continued our existence as an exempted company incorporated under the laws of Bermuda, which we refer to as the Redomiciliation. There was no change in our business, assets and liabilities, principal locations, fiscal year, directors or executive officers following the Redomiciliation. On November 10, 2016, our shareholders approved the adoption of the new bye-laws, or the Bye-laws at our annual general meeting of shareholders. As a result of the Redomiciliation, the rights of holders of our common shares are now governed by our Bermuda Memorandum of Continuance, the Bye-laws and the Companies Act 1981 of Bermuda, or the Companies Act.
Our Fleet
Our fleet currently consists of ten PSVs. Our vessels are considered homogeneous and interchangeable as they have approximately the same cargo deck area and capacity.
Vessel name	Yard(2)	Year Built	Capacity (dwt)	Cargo Deck Area (sq. meters)	Delivered to NAO
NAO Fighter(1)	Ulstein	2012	4200	850	January 2014
NAO Prosper	Ulstein	2012	4200	850	January 2014
NAO Power	Ulstein	2013	4200	850	January 2014
NAO Thunder	Ulstein	2013	4200	850	December 2013
NAO Guardian	Ulstein	2013	4200	850	December 2013
NAO Protector	Ulstein	2013	4200	850	December 2013
NAO Storm	Ulstein	2015	4200	850	January 2015
NAO Viking	Ulstein	2015	4200	850	January 2015
NAO Horizon(1)	Vard	2016	4100	850	April 2016
NAO Galaxy(1)	Vard	2016	4100	850	June 2016

(1)          Vessel is laid-up.
(2)          As used herein, "Ulstein" refers to Ulstein Verft AS and "Vard" refers to Vard Group AS.

Employment of Our Fleet
It is our policy to operate our vessels either in the spot market or on short-to long-term time charters. The Vessels in our Current Fleet are considered homogeneous and interchangeable as they have approximately the same cargo deck area and capacity. Seven of these PSVs are now in operation.  As of the date of this prospectus, three vessels are laid up awaiting improved trading conditions. We operate our vessels in the North Sea on both spot and time charters, although we may consider other regions depending on market conditions.
Company Management
In January 2014, the Company entered into a Management Agreement with Scandic American Shipping Ltd, which we refer to as "Scandic" or the "Manager," for the provision of administrative services for the Company as requested by our management and in accordance with our objectives and policies as established and directed by our Board of Directors. All decisions of a material nature concerning our business are made by our Board of Directors.
For services under the management agreement, as amended, Scandic received a management fee of $100,000 in 2016 for the vessels in our Current Fleet, and was reimbursed for costs incurred in connection with its services. In addition to costs incurred which are directly attributable to us, we also pay a portion of the operational costs, such as salary and office rent, incurred by Scandic which is allocated to us. For the nine months ended September 30, 2016 and the year ended December 31, 2015, we paid $1.6 million and $2.1 million, respectively for such costs incurred.  Scandic is a wholly owned subsidiary of our major shareholder, Nordic American Tankers Limited (NYSE: NAT), or NAT, of which our Executive Chairman and director, Mr. Herbjørn Hansson, is the Chief Executive Officer, Chairman, President and director and our Chief Financial Officer, Ms. Turid M. Sørensen, is the Chief Financial Officer and Executive Vice President. Marianne Lie assumed the position as our Executive Vice Chair on June 1, 2016. Before that, Ms. Lie had served as our non-executive Vice Chair since the end of 2013, shortly after our establishment. Our Managing Director reports to Ms. Lie.
Vessel Management
As of the date of this prospectus, the ship management firms Remøy Shipping AS, or Remøy, and V.Ships Limited, or V.Ships, provide technical management for nine and one of our vessels, respectively.
Implications of Being an Emerging Growth Company
We had less than $1.0 billion in revenue during our last fiscal year, which means that we qualify as an "emerging growth company" as defined in the Jumpstart Our Business Startups Act, or JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other burdens that are otherwise applicable generally to public companies. These provisions include:
•
the ability to present only two years of audited financial statements and only two years of related Management's Discussion and Analysis of Financial Condition and Results of Operations in the registration statement for our initial public offering;

•	exemption from the auditor attestation requirement in the assessment of the emerging growth company's internal controls over financial reporting;
•	exemption from new or revised financial accounting standards applicable to public companies until such standards are also applicable to private companies; and
•
exemption from compliance with any new requirements adopted by the Public Company Accounting Oversight Board, or the PCAOB, requiring mandatory audit firm rotation or a supplement to our auditor's report in which the auditor would be required to provide additional information about the audit and our financial statements.

We may take advantage of these provisions until the end of the fiscal year following the fifth anniversary of our initial public offering, or our IPO, which was in June 2014, or such earlier time that we are no longer an emerging growth company. We will cease to be an emerging growth company if we have more than $1.0 billion in "total annual gross revenues" during our most recently completed fiscal year, if we become a "large accelerated filer" with market capitalization of more than $700.0 million, or as of any date on which we have issued more than $1.0 billion in non-convertible debt over the three year period to such date. For as long as we qualify as an emerging growth company and take advantage of the reduced reporting obligations, the information that we provide shareholders may be different from information provided by other public companies. We are choosing to "opt out" of the extended transition period relating to the exemption from new or revised financial accounting standards and as a result, we will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. Section 107 of the JOBS Act provides that our decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable.
Recent Developments
We rely on the oil and gas industry, and volatile oil and natural gas activity impacts demand for our services. The oil and gas drilling industry is currently in a down cycle, which has led to low budgeted expenditures for offshore drilling.  The average spot market rate for 2016 ended below operating expenses, with only three months during the summer season being above operating expenses. Oil companies continue to rely more on the spot market, giving few opportunities for us to secure time charter agreements with customers.
This challenging market has led to lower charter rates and vessel utilization that has over the past 24 months, significantly weakened our liquidity.  We have incurred a net loss of $22.3 million for the nine months ended September 30, 2016, have an accumulated deficit of $33.2 million at September 30, 2016, and have a cash balance of $3.7 million and an undrawn capacity of $18.0 million under our $150.0 million revolving credit facility, or the Credit Facility, at September 30, 2016. As of February 10, 2017, our available liquidity and undrawn capacity under the Credit Facility declined to $1.6 million and $13.0 million, respectively.  We are currently in default with three of our debt covenants related to the Credit Facility. Waivers have been obtained from our lenders lowering the covenant requirements to levels at which we are in compliance.  Under the terms of the waiver, we are unable to further draw on the Credit Facility. For more information please see the section entitled "Risk Factors".
Our impairment analysis as of December 31, 2016 did not result in the carrying values of any of the Company's vessels exceeding future estimated undiscounted cash flows, however if the current weak market conditions continue, it would have a negative impact on current operating results and could possibly result in impairment charges.  For more information, please see the section entitled "Risk Factors".
Corporate Structure
Nordic American Offshore Ltd. was formed on October 17, 2013 under the laws of the Republic of the Marshall Islands. On September 26, 2016, we continued our corporate existence to Bermuda. We completed our IPO in June 2014.  We maintain our principal executive offices at LOM Building, 27 Reid Street, Hamilton, HM 11, Bermuda. Our telephone number at such address is (441) 292-7202. We maintain a website at www.nao.bm. Information contained on our website does not constitute part of this prospectus.
The Securities We May Offer
We may use this prospectus to offer up to $300,000,000 of our:
•	common shares,
•	preferred shares,
•	debt securities,
•	warrants,
•	purchase contracts,
•	rights, and
•	units.
We may also offer securities of the types listed above that are convertible or exchangeable into one or more of the securities listed above.
A prospectus supplement will describe the specific types, amounts, prices, and detailed terms of any of these offered securities and may describe certain risks in addition to those set forth below associated with an investment in the securities. Terms used in the prospectus supplement will have the meanings described in this prospectus, unless otherwise specified.

SPECIAL NOTE REGARDING THE REDOMICILIATION
We were previously incorporated under the laws of the Republic of the Marshall Islands.  Effective September 26, 2016, we discontinued our existence as a company organized under the laws of the Republic of the Marshall Islands and continued our existence as an exempted company incorporated under the laws of Bermuda.  We refer to this as the "Redomiciliation."
The business, assets and liabilities of the Company and its subsidiaries on a consolidated basis, as well as its principal locations and fiscal year, were the same immediately after the Redomiciliation as they were immediately prior to the Redomiciliation.  In addition, the directors and executive officers of the Company immediately after the Redomiciliation were the same individuals who were directors and executive officers, respectively, of the Company immediately prior to the Redomiciliation.
The Company's common shares continue to be listed for trading on the NYSE under the ticker symbol "NAO."
As a result of the Redomiciliation, holders of common shares of Nordic American Offshore (Marshall Islands) became holders of common shares of Nordic American Offshore (Bermuda).  In the Redomiciliation, each of Nordic American Offshore (Marshall Islands)'s outstanding common shares was automatically converted by operation of law, on a one-for-one basis, into a share of Nordic American Offshore (Bermuda)'s common shares.  Consequently, each holder of a Nordic American Offshore (Marshall Islands) common share immediately prior to the Redomiciliation held, immediately thereafter, a share of Nordic American Offshore (Bermuda)'s common shares representing the same proportional equity interest in Nordic American Offshore (Bermuda) as that shareholder held in Nordic American Offshore (Marshall Islands) and representing the same class of shares.  The number of Nordic American Offshore (Bermuda)'s common shares outstanding immediately after the Redomiciliation was the same as the number of common shares of Nordic American Offshore (Marshall Islands) outstanding immediately prior to the Redomiciliation.
The rights of holders of the Company's common shares are now governed by its Bermuda Memorandum of Continuance and the Companies Act.  On November 10, 2016, our shareholders approved the adoption of the Bye-laws that conform to Bermuda law at our annual general meeting of shareholders.  The Redomiciliation process is described in the prospectus that is part of the Company's registration statement on Form F-4 (Registration No. 333-211868), or the Form F-4, and the Bye-laws are filed as Exhibit 99.2 to the Company's Report of Foreign Private Issuer on Form 6-K, filed with the Commission on November 14, 2016.

RISK FACTORS
An investment in our securities involves a high degree of risk. You should carefully consider the risks set forth below and the discussion of risks under the heading "Item 3. Key Information—D. Risk Factors" in our Annual Report on Form 20-F for the year ended December 31, 2015, filed with the Commission on March 23, 2016, and the other documents which are incorporated by reference in this prospectus, before making an investment in our securities. Please see the section of this prospectus entitled "Where You Can Find Additional Information—Information Incorporated by Reference." In addition, you should also consider carefully the risks set forth under the heading "Risk Factors" in any prospectus supplement before investing in the securities offered by this prospectus. The occurrence of one or more of those risk factors could adversely impact our business, financial condition or results of operations.
We may issue additional common shares or other equity securities without your approval, which would dilute your ownership interests and may depress the market price of our common shares.
We may issue additional common shares or other equity securities of equal or senior rank in the future in connection with, among other things, future vessel acquisitions, repayment of outstanding indebtedness, our equity incentive plan, or our Dividend Reinvestment and Direct Stock Purchase Plan, without shareholder approval, in a number of circumstances.
Our issuance of additional common shares or other equity securities of equal or senior rank would have the following effects:
•	our existing shareholders' proportionate ownership interest in us may decrease;
•	the amount of cash available for dividends payable on our common shares may decrease;
•	the relative voting strength of each previously outstanding common share may be diminished; and
•	the market price of our common shares may decline.

We did not recognize impairment charges in the year ended December 31, 2015 or the nine-month period ended September 30, 2016.   If the current weak market conditions continue, it would have a negative impact on future operating results and could possibly result in impairment charges.
We did not recognize impairment charges as of December 31, 2015 or as of September 30, 2016. As more fully described in our accounting policies, we evaluate our individual assets for impairment whenever events or changes in circumstances indicate that the carrying amount of our vessels may not be recoverable. As required by US GAAP (ASC 360), in determining whether our assets are recoverable, we compare our estimate of the undiscounted cash flows expected to be generated by the asset to its carrying amount.  If the undiscounted cash flows are greater than the carrying amount, no impairment charge is recognized.  As of December 31, 2015 and as of September 30, 2016, we determined that the sum of the undiscounted cash flows for each vessel exceeded its carrying value.

Factors and conditions that could impact our estimates of future cash flows of our vessels include:
•	Reduced demand for our vessels;
•	Changes in behaviors and attitudes of our charterers towards technical, operational and environmental standards; and
•	Changes in regulations and requirements governing the technical and environmental capabilities of our vessels.

We believe that our impairment assumptions are reasonable.

During the past two years, the market value of vessels has declined, and we have identified impairment indicators. Our analysis assumed that we will keep all of our vessels for their remaining economic useful lives.  We consider the economic useful life of each vessel to be 25 years from the time of construction.

In developing estimates of future undiscounted cash flows, we make assumptions and estimates about the vessels' future performance, with the significant assumptions being related to charter rates, fleet utilization, operating costs, capital expenditures, residual value and the estimated remaining useful life of each vessel. The assumptions used to develop estimates of future undiscounted cash flows are based on historical trends as well as future expectations.

The most important assumptions in determining undiscounted cash flows are the estimated charter rates and utilization. For the first and second year of our analysis we use a 3-year weighted average, which is composed of the lower of the historical market rates and utilization, as provided by a third party, and the rates and utilization we have achieved for the same period.  For the rate and utilization thereafter we use the 15-year historical average as provided by a third party. Charter rates and utilization are volatile and we have based our analysis on the 3-year and 15-year historical average market rates and utilization on information obtained from third parties.
We have used a long-term average because we believe it reflects the long-term perspective we have when we invest in our vessels and includes objective data reflecting both positive and negative cycles impacting our business.  The actual rates and utilization we realize in the future in any given year is likely to differ significantly from the long-term historical averages that we use. In the future, we might change the assumptions we use in our analysis if we conclude that there has been a fundamental shift in the market and that the 3-year and 15-year historical average market rates and utilization are no longer indicative of future market conditions. This change in assumptions could result in an impairment charge being recognized.
The average market rates for the years ended December 31, 2015 and 2016, were $7,276 per day and $7,667 per day, respectively. The average market utilization was 81% and 67%, respectively. The Company's achieved rates for the comparable periods were $14,750 per day and $8,500 per day, respectively. The Company's utilization was 85% and 68%, respectively.  If the current weak market conditions continue for longer than we expect or decline further, it becomes more likely that we may recognize impairment charges.

If, in performing our impairment analysis as of December 31, 2015, we had used the 10-year historical average PSV rates and utilization as of December 31, 2015, our undiscounted cash flows would have exceeded the vessels' carrying values.  If we had used the 5-year historical average PSV rates and utilization as of December 31, 2015, six of our vessels would have had carrying values exceeding undiscounted cash flows, and we would have recognized an impairment charge of $74.6 million if these six vessels were written down to market values based on estimates by ship brokers.  If, in performing our impairment analysis as of December 31, 2016, we had used the 10-year historical average PSV rates and utilization as of December 31, 2016, our undiscounted cash flows would have exceeded the vessels' carrying values.  If we had used the 5-year historical average PSV rates and utilization as of December 31, 2016, all of our vessels would have had carrying values exceeding undiscounted cash flows, and we would have recognized an impairment charge of $121.2 million if all vessels were written down to market values based on estimates by ship brokers.  The Company may not be able to realize these estimated market values if it was to sell the vessels in the second-hand market, which would ultimately result in a higher impairment charge than the indicated difference between carrying values and market values.

Our impairment analysis as of December 31, 2016, based on 3-year and 15-year historical average PSV rates and utilization as of December 31, 2016, indicates that our  undiscounted cash flows is 1.5x higher than carrying values.

We may not be able to continue as a going concern

Our consolidated financial statements have been prepared on the basis that we will continue as a going concern. We are operating in a challenging market with low charter rates and vessel utilization, which has, over the past 24 months, significantly weakened our liquidity. We have incurred a net loss of $22.3 million for the nine months ended September 30, 2016, have an accumulated deficit of $33.2 million at September 30, 2016, and have a cash balance of $3.7 million and an undrawn capacity of $18.0 million under the Credit Facility at September 30, 2016. As of February 10, 2017, our available liquidity and undrawn capacity under the Credit Facility declined to $1.6 million and $13.0 million, respectively, but we are unable to draw further on the Credit Facility due to an event of default as further explained below.

As of the date of this prospectus, we are in default of the minimum value adjusted equity, the minimum value adjusted equity ratio and the minimum liquidity covenants in the credit agreement governing the Credit Facility. The minimum value adjusted equity covenant requires us to maintain value adjusted equity of a minimum of $150.0 million. The minimum value adjusted equity ratio requires us to have value adjusted equity to value adjusted total assets of at least 45%. The minimum liquidity covenant requires us to have the higher of $10.0 million or 6% of our total debt. We have received waivers with respect to such defaults from the lenders under the Credit Facility until March 31, 2018.  We are considering options to refinance or raise capital to avoid there being substantial doubt about our ability to fund future operations and meet our obligations as they become due for at least a year, and continue as a going concern.  If we are unable to refinance or raise capital, we may cease to continue as a going concern, we would be required to restate our assets and liabilities on a liquidation basis, which could differ significantly from the going concern basis.

Because we are a foreign corporation, you may not have the same rights that a shareholder in a U.S. corporation may have.

We are incorporated under the laws of Bermuda. Our Memorandum of Continuance, Bye-laws and the Companies Act govern our affairs. The Companies Act does not as clearly establish your rights and the fiduciary responsibilities of our directors as do statutes and judicial precedent in some U.S. jurisdictions. Therefore, you may have more difficulty in protecting your interests as a shareholder in the face of actions by the management, directors or controlling shareholders than would shareholders of a corporation incorporated in a United States jurisdiction. There is a statutory remedy under Section 111 of the Companies Act which provides that a shareholder may seek redress in the courts as long as such shareholder can establish that our affairs are being conducted, or have been conducted, in a manner oppressive or prejudicial to the interests of some part of the shareholders, including such shareholder.

We are incorporated in Bermuda and it may not be possible for our investors to enforce U.S. judgments against us.

We are incorporated under the laws of Bermuda. Substantially all of our assets are located outside of the United States. In addition, most of our directors and officers are non-residents of the United States, and all or a substantial portion of the assets of these non-residents are located outside of the United States. As a result, it may be difficult or impossible for U.S. investors to serve process within the United States upon us, or our directors and officers or to enforce a judgment against us for civil liabilities in U.S. courts. In addition, you should not assume that courts in the countries in which we are incorporated or where our are located (1) would enforce judgments of U.S. courts obtained in actions against us based upon the civil liability provisions of applicable U.S. federal and state securities laws or (2) would enforce, in original actions, liabilities against us based on those laws.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
Matters discussed in this prospectus, any prospectus supplement, and the documents incorporated by reference herein and therein may constitute forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides safe harbor protections for forward-looking statements, which include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements, which are other than statements of historical facts.
We desire to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are including this cautionary statement in connection with this safe harbor legislation. This prospectus and any other written or oral statements made by us or on our behalf may include forward-looking statements, which reflect our current views with respect to future events and financial performance. The words "believe," "anticipate," "intend," "estimate," "forecast," "project," "plan," "potential," "may," "should," "expect" and similar expressions identify forward-looking statements.
The forward-looking statements in this prospectus, any prospectus supplement, and the documents incorporated by reference herein and therein are based upon various assumptions, including, without limitation, management's examination of historical operating trends, data contained in our records and data available from third parties. Although we believe that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, we cannot assure you that we will achieve or accomplish these expectations, beliefs or projections.
The factors discussed under the caption "Risk Factors" and matters discussed elsewhere in this prospectus and in the documents incorporated by reference in this prospectus could cause actual results to differ materially from those discussed in the forward-looking statements.

MARKET VALUE OF OUR COMMON SHARES
Since June 12, 2014, the primary trading market for our common shares has been the NYSE, on which our common shares are listed under the symbol "NAO."
The following table sets forth the high and low market prices for each of the periods indicated for our common shares as reported by the NYSE. You should carefully review the high and low prices of our common shares in the tables for the months, quarters and years indicated under the heading Item 9. "The Offer and Listing" in our annual report on Form 20-F for the year ended December 31, 2015, which is incorporated by reference herein.

For the year ended:	HIGH	LOW
December 31, 2016	$5.69	$2.55

For the quarter ended:	HIGH	LOW
March 31, 2016	$5.51	$3.23
June 30, 2016	$5.69	$4.19
September 30, 2016	$4.92	$3.42
December 31, 2016	$3.90	$2.55

For the month:	HIGH	LOW
August 2016	$4.57	$3.95
September 2016	$4.19	$3.42
October 2016	$3.80	$3.30
November 2016	$3.90	$2.55
December 2016	$3.50	$2.75
January 2017	$2.95	$2.55
February 2017*	$2.75	$2.25

*	Through and including February 16, 2017.

USE OF PROCEEDS
We intend to use net proceeds from the sale of securities as set forth in the applicable prospectus supplement.

CAPITALIZATION
Each prospectus supplement will include information on the Company's consolidated capitalization.

ENFORCEMENT OF CIVIL LIABILITIES
There is no treaty in force between the United States and Bermuda providing for the reciprocal recognition and enforcement of judgments in civil and commercial matters. As a result, whether a United States judgment would be enforceable in Bermuda against us or our directors and officers depends on whether the U.S. court that entered the judgment is recognized by the Bermuda court as having jurisdiction over us or our directors and officers, as determined by reference to Bermuda conflict of law rules. A judgment debt from a U.S. court that is final and for a sum certain based on U.S. federal securities laws will not be enforceable in Bermuda unless the judgment debtor had submitted to the jurisdiction of the U.S. court, and the issue of submission and jurisdiction is a matter of Bermuda (not U.S.) law.
In addition, and irrespective of jurisdictional issues, the Bermuda courts will not enforce a U.S. federal securities law that is either penal or contrary to the public policy of Bermuda. An action brought pursuant to a public or penal law, the purpose of which is the enforcement of a sanction, power or right at the instance of the state in its sovereign capacity, may not be entertained by a Bermuda court to the extent it is contrary to Bermuda public policy. Certain remedies available under the laws of U.S. jurisdictions, including certain remedies under U.S. federal securities laws, may not be available under Bermuda law or enforceable in a Bermuda court, to the extent they are contrary to Bermuda public policy. Further, no claim may be brought in Bermuda against us or our directors and officers in the first instance for violations of U.S. federal securities laws because these laws have no extraterritorial jurisdiction under Bermuda law and do not have force of law in Bermuda. A Bermuda court may, however, impose civil liability on us or our directors and officers if the facts alleged in a complaint constitute or give rise to a cause of action under Bermuda law.

RATIO OF EARNINGS TO FIXED CHARGES
The following table sets forth our ratio of earnings to fixed charges for the nine months ended September 30, 2016 and September 30, 2015 and for the period from October 17, 2013 (date of inception) to December 31, 2013 and for the fiscal years ended December 31, 2014 and December 31, 2015.(1)
	Nine Months ended		Year ended		From Inception October 17, to
All amounts in USD '000	September 30, 2016	September 30, 2015	December 31, 2015	December 31, 2014	December 31, 2013
Earnings
Net (Loss) Income	(22,318)	(6,407)	(10,844)	6,931	(70)
Add: Fixed Charges	2,448	1,442	1,979	1,104	-
Less: Interest Capitalized	(81)	(136)	(184)	(60)	-
Total (Loss) Earnings	(19,951)	(5,102)	(9,049)	7,975	(70)
Fixed Charges
Interest Expensed and Capitalized	2,183	1,220	1,675	951	-
Amortization and Write-off of Capitalized Expenses Relating to Indebtedness	264	222	305	153	-

Total Fixed Charges	2,448	1,442	1,979	1,104	-

Ratio of Earnings to Fixed Charges (2)	-	-	-	7.23	-

Dollar Amount of the Coverage Deficiency	22,399	6,543	11,028	-	70

(1)	We have not issued any preferred shares as of the date of this prospectus.
(2)
Fixed charges consist of interest expensed and capitalized, the interest portion of rental expense and amortization and write-off of capitalized expenses relating to indebtedness.  For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net income available to common shareholders plus interest expensed and any amortization and write-off of capitalized expenses relating to indebtedness.

PLAN OF DISTRIBUTION
We may sell or distribute our securities included in this prospectus through underwriters, through agents, to dealers, in private transactions, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at negotiated prices.
In addition, we may sell our securities included in this prospectus through:
•	a block trade in which a broker-dealer may resell a portion of the block, as principal, in order to facilitate the transaction;
•	purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account; or
•	ordinary brokerage transactions and transactions in which a broker solicits purchasers.
In addition, we may enter into option or other types of transactions that require us or them to deliver our securities to a broker-dealer, who will then resell or transfer the securities under this prospectus. We may enter into hedging transactions with respect to our securities. For example, we may:
•	enter into transactions involving short sales of our common shares by broker-dealers;
•	sell common shares short and deliver the shares to close out short positions;
•	enter into option or other types of transactions that require us to deliver common shares to a broker-dealer, who will then resell or transfer the common shares under this prospectus; or
•	loan or pledge the common shares to a broker-dealer, who may sell the loaned shares or, in the event of default, sell the pledged shares.
We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us, or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, we may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.
Any broker-dealers or other persons acting on our behalf that participate with us in the distribution of the securities may be deemed to be underwriters and any commissions received or profit realized by them on the resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended, or the Securities Act.
As of the date of this prospectus, we are not a party to any agreement, arrangement or understanding between any broker or dealer and us with respect to the offer or sale of the securities pursuant to this prospectus.

At the time that any particular offering of securities is made, to the extent required by the Securities Act, a prospectus supplement will be distributed, setting forth the terms of the offering, including the aggregate number of securities being offered, the purchase price of the securities, the initial offering price of the securities, the names of any underwriters, dealers or agents, any discounts, commissions and other items constituting compensation from us and any discounts, commissions or concessions allowed or re-allowed or paid to dealers. Furthermore, we, our executive officers and our directors may agree, subject to certain exemptions, that for a certain period from the date of the prospectus supplement under which the securities are offered, we will not, without the prior written consent of an underwriter, offer, sell, contract to sell, pledge or otherwise dispose of any of our common shares or any securities convertible into or exchangeable for our common shares. However, an underwriter, in its sole discretion, may release any of the securities subject to these lock-up agreements at any time without notice.
Underwriters or agents could make sales in privately negotiated transactions and/or any other method permitted by law, including sales deemed to be an at-the-market offering as defined in Rule 415 promulgated under the Securities Act, which includes sales made directly on or through the NYSE, the existing trading market for our common shares, or sales made to or through a market maker other than on an exchange.
We will bear costs relating to the securities offered and sold by us under this registration statement.
As a result of requirements of the Financial Industry Regulatory Authority, or FINRA, formerly the National Association of Securities Dealers, Inc., if more than five percent (5%) of the net proceeds of any offering of common shares made under this prospectus will be received by a FINRA member participating in the offering or affiliates or associated persons of such a FINRA member, the offering will be conducted in accordance with FINRA Rule 5121.
DESCRIPTION OF SHARE CAPITAL
The following description of Nordic American Offshore (Bermuda) reflects our share capital following the Redomiciliation as it will exist upon the adoption of the Bye-laws, in compliance with the Companies Act and governed by Bermuda law.  The description is a summary.  We urge you to read the forms of the memorandum of continuance, which is incorporated by reference into this prospectus, and the Bye-laws of Nordic American Offshore (Bermuda) which is filed as Exhibit 3.4 to our registration statement on Form F-4 (333-211868).
Objects and Powers
As stated in our memorandum of continuance, the objects of the Company are unrestricted and it has the capacity, rights, powers and privileges of a natural person. The Bye-laws do not impose any limitations on the ownership rights of our shareholders.
Authorized Capital Shares
Under our memorandum of continuance, our authorized share capital consists of 200,000,000 common shares having a par value of $0.01 per share, of which 20,686,847 shares are issued and outstanding as of the date of this prospectus, and 50,000,000 preferred shares, par value $0.01 per share, of which no shares are issued and outstanding. As of the date of this prospectus, we also hold 2,744,523 treasury shares. Our common shares are listed on the NYSE under the symbol "NAO."
Share History
On October 17, 2013, we issued 500 common shares to NAT in connection with our initial capitalization.

In November 2013, we issued 16,666,666 common shares, par value $0.01 per share, at $15.00 per share, in a private placement, or the Private Placement, which were exempt from registration under the Securities Act of 1933, as amended, or the Securities Act. These common shares were initially sold in offshore transactions to non-U.S. persons pursuant to Regulation S under the Securities Act and in the United States to "qualified institutional buyers" as defined in, and in reliance on, Rule 144A of the Securities Act. At the close of the Private Placement, we repurchased and canceled the 500 shares issued in connection with our initial capitalization. The shares issued in connection with the Private Placement were listed on the Norwegian Over the Counter ("OTC") Market on November 27, 2013, under the symbol "NAO."
In June 2014, we completed our initial public offering, or IPO, of 6,764,704 common shares, including the full exercise of the underwriters' option to purchase 882,352 additional common shares, at $16.00 per share and our common shares commenced trading on the NYSE under the symbol "NAO."  The net proceeds we received in the IPO were used to fund the acquisition of vessels.
In July 2014, we completed our offer to exchange the unregistered common shares that were previously issued in the Private Placement (other than the common shares owned by affiliates of us) for common shares that were registered under the Securities Act, which we refer to as the Exchange Offer. Upon completion of the Exchange Offer, holders of 11,478,478 unregistered common shares validly tendered their shares in exchange for such registered common shares, representing a participation rate of 93.5%. We are currently only listed on the NYSE.
As of the date of this prospectus, the Company has repurchased an aggregate of 2,744,523 of its issued and outstanding common shares under its share repurchase program. The repurchased shares are being held as treasury shares.
Common Shares
Each outstanding common share of the Company entitles the holder to one vote on all matters submitted to a vote of shareholders.  Subject to preferences that may be applicable to any outstanding preferred shares, holders of common shares are entitled to receive ratably all dividends, if any, declared by our Board of Directors out of funds legally available for payment of dividends.  Upon our dissolution or liquidation or the sale of all or substantially all of our assets, after payment in full of all amounts required to be paid to creditors and to the holders of preferred shares having liquidation preferences, if any, the holders of our common shares are entitled to receive pro rata our remaining assets available for distribution.  Holders of common shares do not have conversion, redemption or pre-emptive rights to subscribe for any of our securities.  The rights, preferences and privileges of holders of our common shares are subject to the rights of the holders of any preferred shares, which we may issue in the future.
Preferred Shares
The Bye-laws authorize our Board of Directors to establish one or more series of preferred shares and to determine, with respect to any series of preferred shares, the terms and rights of that series, including:
•	the designation of the series;
•	the number of shares of the series;
•	the preferences and relative, participating, option or other special rights, if any, and any qualifications, limitations or restrictions of such series; and
•	the voting rights, if any, of the holders of the series.
Warrants
As part of the Private Placement, we issued to NAT a warrant exercisable for up to 833,333 of our common shares with an exercise price of $15.00 per common share. The warrant expired on December 31, 2015.

Directors
Our directors are elected by a simple majority of the votes cast by shareholders entitled to vote.  There is no provision for cumulative voting.
The Bye-laws require our Board of Directors to consist of at least one member.  Our Board of Directors currently consists of five members.  The Bye-laws may be amended by a simple majority of the votes cast by shareholders entitled to vote.
Directors are elected annually on a staggered basis, and each shall serve for a three year term and until his successor shall have been duly elected and qualified, except in the event of his death, resignation, removal, or the earlier termination of his term of office.  Our Board of Directors has the authority to fix the amounts which shall be payable to the members of the Board of Directors for attendance at any meeting or for services rendered to us.
Shareholder meetings
Under the Bye-laws, annual general meetings of the Company will be held at a time and place selected by our Board of Directors and special general meetings may be called at any time by our Board of Directors, provided that at least 5 days' notice is given of a meeting (other than an adjourned meeting), as required by the Companies Act, unless shorter notice is agreed by all shareholders entitled to attend and vote at an annual general meeting or by those shareholders holding not less than 95% of the nominal value of the shares giving a right to attend and vote at a special general meeting. The meetings may be held in or outside of Bermuda. Our Board of Directors may fix any date as the record date for the purpose of identifying the persons entitled to receive notices of any general meeting. Any such record date may be on or at any time before or after any date on which such notice is dispatched. One or more shareholders representing at least one-third of the total voting rights of our total issued and outstanding shares present in person or by proxy at a shareholder meeting shall constitute a quorum for the purposes of the meeting.
Dissenters' rights of appraisal and payment
Under the Companies Act, our shareholders have the right to dissent from various corporate actions, including any amalgamation, merger or consolidation and the sale of all or substantially all of our assets not made in the usual course of our business, and receive payment of the fair value of their shares.  In the event of any amendment of the Bye-laws, a shareholder also has the right to dissent and receive payment for his or her shares if the amendment alters certain rights in respect of those shares.  The dissenting shareholder must follow the procedures set forth in the Companies Act to receive payment.  In the event that we and any dissenting shareholder fail to agree on a price for the common shares, the Companies Act procedures involve, among other things, the institution of proceedings in the high court of Bermuda or in any appropriate court in any jurisdiction in which our shares are primarily traded on a local or national securities exchange.
Shareholders' derivative actions
Under the Companies Act, any of our shareholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the shareholder bringing the action is a holder of common shares both at the time the derivative action is commenced and at the time of the transaction to which the action relates.
Limitations on liability and indemnification of officers and directors
The Companies Act authorizes companies to limit or eliminate the personal liability of directors and officers to companies and their shareholders for monetary damages for breaches of directors' fiduciary duties.  The Bye-laws include a provision that eliminates the personal liability of directors for monetary damages for actions taken as a director to the fullest extent permitted by law.

The limitation of liability and indemnification provisions in the Bye-laws may discourage shareholders from bringing a lawsuit against directors for breach of their fiduciary duty.  These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our shareholders.  In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.
There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.
Anti-takeover effect of certain provisions of the Bye-laws
Several provisions of the Bye-laws, which are summarized below, may have anti-takeover effects.  These provisions are intended to avoid costly takeover battles, lessen our vulnerability to a hostile change of control and enhance the ability of our Board of Directors to maximize shareholder value in connection with any unsolicited offer to acquire us.  However, these anti-takeover provisions, which are summarized below, could also discourage, delay or prevent (1) the amalgamation, merger or acquisition of us by means of a tender offer, a proxy contest or otherwise that a shareholder may consider in its best interest and (2) the removal of incumbent officers and directors.
Blank check preferred shares

Under the terms of the Bye-laws, our Board of Directors has authority, without any further vote or action by our shareholders, to issue up to 50,000,000 blank check preferred shares.  Our Board of Directors may issue preferred shares on terms calculated to discourage, delay or prevent a change of control of us or the removal of our management and might harm the market price of our common shares.  We have no current plans to issue any preferred shares.
Election and removal of directors

The Bye-laws require parties other than the Board of Directors to give advance written notice of nominations for the election of directors.  The Bye-laws also provide that our directors may be removed for cause upon the affirmative vote of the holders of not less than two-thirds of our issued and outstanding shares entitled to vote for those directors.  These provisions may discourage, delay or prevent the removal of incumbent officers and directors.
Limited actions by shareholders

The Bye-laws provide that any action required or permitted to be taken by our shareholders must be effected at an annual or special general meeting of the Company or by a unanimous written resolution of our shareholders.  The Bye-laws provide that, save for the ability of shareholders holding not less than 10% of the paid-up capital of the Company carrying the right of voting at general meetings of the Company to requisition the Board of Directors to convene a special general meeting, as set out in the Companies Act, only our Board of Directors may call special general meetings of the Company and the business transacted at the special general meeting is limited to the purposes stated in the notice.  Accordingly, save in the circumstances described above, a shareholder will be prevented from calling a special general meeting for shareholder consideration of a proposal unless scheduled by our Board and shareholder consideration of a proposal may be delayed until the next annual general meeting of the Company.

Advance notice requirements for shareholder proposals and director nominations
The Bye-laws provide that shareholders seeking to nominate candidates for election as directors or to bring business before an annual general meeting of the Company must provide timely notice of their proposal in writing to the corporate secretary.  Generally, to be timely, a shareholder's notice must be received at our principal executive offices not less than 120 days nor more than 180 days prior to the one year anniversary of the immediately preceding annual general meeting of the Company.  The Bye-laws also specify requirements as to the form and content of a shareholder's notice.  These provisions may impede shareholders' ability to bring matters before an annual general meeting of the Company or make nominations for directors at an annual general meeting of the Company.
Classified Board of Directors
As described above, the Bye-laws provide for the division of our Board of Directors into three classes of directors, with each class as nearly equal in number as possible, serving staggered three year terms beginning on the expiration of the initial term for each class.  Accordingly, approximately one-third of our Board of Directors will be elected each year.  This classified board provision could discourage a third party from making a tender offer for our shares or attempting to obtain control of us.  It could also delay shareholders who do not agree with the policies of our Board of Directors from removing a majority of our Board of Directors for two years.
Business combinations
Although the Companies Act does not contain specific provisions regarding "business combinations" between companies incorporated under the laws of Bermuda and "interested shareholders," we have included these provisions in the Bye-laws.  Specifically, the Bye-laws prohibit us from engaging in a "business combination" with certain persons for three years following the date the person becomes an interested shareholder.  Interested shareholders generally include:
•	any person who is the beneficial owner of 15% or more of our outstanding voting shares; or
•
any person who is our affiliate or associate and who held 15% or more of our issued and outstanding voting shares at any time within three years before the date on which the person's status as an interested shareholder is determined, and the affiliates and associates of such person.

Subject to certain exceptions, a business combination includes, among other things:
•	certain amalgamations, mergers or consolidations of us or any direct or indirect majority-owned subsidiary of ours;
•
any sale, lease, exchange, mortgage, pledge, transfer or other disposition of our assets or of any subsidiary of ours having an aggregate market value equal to 10% or more of either the aggregate market value of all of our assets, determined on a combined basis, or the aggregate value of all of our outstanding shares;

•	certain transactions that result in the issuance or transfer by us of any shares of ours to the interested shareholder;
•
any transaction involving us or any of our subsidiaries that has the effect of increasing the proportionate share of any class or series of shares, or securities convertible into any class or series of shares, of ours or any such subsidiary that is owned directly or indirectly by the interested shareholder or any affiliate or associate of the interested shareholder; and

•
any receipt by the interested shareholder of the benefit directly or indirectly (except proportionately as a shareholder) of any loans, advances, guarantees, pledges or other financial benefits provided by or through us.

These provisions of the Bye-laws do not apply to a business combination if:
•	before a person became an interested shareholder, our Board of Directors approved either the business combination or the transaction in which the shareholder became an interested shareholder;
•
upon consummation of the transaction which resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of our voting shares issued and outstanding at the time the transaction commenced, other than certain excluded shares;

•
at or following the transaction in which the person became an interested shareholder, the business combination is approved by our Board of Directors and authorized at an annual or special general meeting of the Company, and not by written consent, by the affirmative vote of the holders of at least two-thirds of our issued and outstanding voting shares that is not owned by the interest shareholder;

•	the shareholder was or became an interested shareholder prior to the closing of our IPO;
•
a shareholder became an interested shareholder inadvertently and (i) as soon as practicable divested itself of ownership of sufficient shares so that the shareholder ceased to be an interested shareholder; and (ii) would not, at any time within the three-year period immediately prior to a business combination between us and such shareholder, have been an interested shareholder but for the inadvertent acquisition of ownership; or

•
the business combination is proposed prior to the consummation or abandonment of and subsequent to the earlier of the public announcement or the notice required under the Bye-laws which (i) constitutes one of the transactions described in the following sentence; (ii) is with or by a person who either was not an interested shareholder during the previous three years or who became an interested shareholder with the approval of the Board of Directors; and (iii) is approved or not opposed by a majority of the members of the Board of Directors then in office (but not less than one) who were directors prior to any person becoming an interested shareholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors.  The proposed transactions referred to in the preceding sentence are limited to an amalgamation, merger or consolidation of us (except for an amalgamation or merger in respect of which, pursuant to the Companies Act, no vote of our shareholders is required) to:

o
a sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), whether as part of a dissolution or otherwise, of assets of us or of any direct or indirect majority-owned subsidiary of ours (other than to any direct or indirect wholly owned subsidiary or to us) having an aggregate market value equal to 50% or more of either the aggregate market value of all of our assets determined on a consolidated basis or the aggregate market value of all the issued and outstanding shares; or

o	a proposed tender or exchange offer for 50% or more of our issued and outstanding voting shares.
Listing
Our common shares are listed on the NYSE under the symbol "NAO."
Transfer Agent
The registrar and transfer agent for our common shares is Computershare Trust Company, N.A.

DESCRIPTION OF DEBT SECURITIES
We may offer and issue debt securities from time to time in one or more series, under one or more indentures, each dated as of a date on or prior to the issuance of the debt securities to which it relates, and pursuant to an applicable prospectus supplement.  We may issue senior debt securities and subordinated debt securities pursuant to separate indentures, a senior indenture and a subordinated indenture, respectively, in each case between us and the trustee named in the indenture.  We have filed forms of these documents as exhibits to the registration statement, of which this prospectus forms a part.  The senior indenture and the subordinated indenture, as amended or supplemented from time to time, are sometimes referred to individually as an "indenture" and collectively as the "indentures." Each indenture will be subject to and governed by the Trust Indenture Act and will be construed in accordance with and governed by the laws of the State of New York (without giving effect to any principles thereof relating to conflicts of law that would result in the application of the laws of any other jurisdiction) unless otherwise stated in the applicable prospectus supplement and indenture (or post-effective amendment hereto).  The aggregate principal amount of debt securities that may be issued under each indenture will contain the specific terms of any series of debt securities or provide that those terms must be set forth in or determined pursuant to, an authorizing resolution, as defined in the applicable prospectus supplement, and/or a supplemental indenture, if any, relating to such series.  Our debt securities may be convertible or exchangeable into any of our equity or other debt securities.
The following description sets forth certain general terms and provisions of the debt securities. The particular terms and provisions of the debt securities offered by any prospectus supplement, and the extent to which the general terms and provisions described below may apply to the offered debt securities, will be described in the applicable subsequent filings. We refer to any applicable prospectus supplement, amendment to the registration statement of which this prospectus forms a part, and reports we file with the Commission under the Exchange Act as "subsequent filings." The statements below are not complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the applicable indenture. The specific terms of any debt securities that we may offer, including any modifications of, or additions to, the general terms described below as well as any applicable material U.S. federal income tax considerations concerning the ownership of such debt securities will be described in the applicable prospectus supplement and indenture and, as applicable, supplemental indenture. Accordingly, for a complete description of the terms of a particular issue of debt securities, the general description of the debt securities set forth below should be read in conjunction with the applicable prospectus supplement and indenture, as amended or supplemented from time to time.
General
We expect that neither indenture will limit the amount of debt securities that may be issued.  The debt securities may be issued in one or more series.
You should read the applicable indenture and subsequent filings relating to the particular series of debt securities for the following terms of the offered debt securities:
•	the designation, aggregate principal amount and authorized denominations;
•	the issue price, expressed as a percentage of the aggregate principal amount;
•	the maturity date;
•	the interest rate per annum, if any;
•
if the debt securities provide for interest payments, the date from which interest will accrue, the dates on which interest will be payable, the date on which payment of interest will commence and the regular record dates for interest payment dates;

•	any optional or mandatory sinking fund provisions or exchangeability provisions;
•	the terms and conditions upon which conversion of any convertible debt securities may be effected, including the conversion price, the conversion period and other conversion provisions;
•	whether the debt securities will be our senior or subordinated securities;

•	whether the obligations under the debt securities will be our secured or unsecured obligations;
•	the applicability and terms of any guarantees;
•
the date, if any, after which and the price or prices at which the debt securities may be optionally redeemed or must be mandatorily redeemed and any other terms and provisions of optional or mandatory redemptions;

•	if other than denominations of $1,000 and any integral multiple thereof, the denominations in which the debt securities of the series will be issuable;
•	if other than the full principal amount, the portion of the principal amount of the debt securities of the series that will be payable upon acceleration or provable in bankruptcy;
•	any events of default not set forth in this prospectus;
•	the currency or currencies, including composite currencies, in which principal, premium and interest will be payable, if other than the currency of the United States of America;
•
if principal, premium or interest is payable, at our election or at the election of any holder, in a currency other than that in which the debt securities of the series are stated to be payable, the period or periods within which, and the terms and conditions upon which, the election may be made;

•	whether interest will be payable in cash or additional securities at our or the holder's option and the terms and conditions upon which the election may be made;
•
if denominated in a currency or currencies other than the currency of the United States of America, the equivalent price in the currency of the United States of America for purposes of determining the voting rights of holders of those debt securities under the applicable indenture;

•
if the amount of payments of principal, premium or interest may be determined with reference to an index, formula or other method based on a coin or currency other than that in which the debt securities of the series are stated to be payable, the manner in which the amounts will be determined;

•	any restrictive covenants or other material terms relating to the debt securities;
•	whether the debt securities will be issued in the form of global securities or certificates in registered or bearer form;
•	any listing on any securities exchange or quotation system;
•	additional provisions, if any, related to defeasance and discharge of the debt securities; and
•	any other special features of the debt securities.
Subsequent filings may include additional terms not listed above. Unless otherwise indicated in subsequent filings with the Commission relating to the indenture, principal, premium and interest will be payable and the debt securities will be transferable at the corporate trust office of the applicable trustee. Unless other arrangements are made or set forth in subsequent filings or a supplemental indenture, principal, premium and interest will be paid by checks mailed to the registered holders at their registered addresses.
Unless otherwise indicated in subsequent filings with the Commission, the debt securities will be issued only in fully registered form without coupons, in denominations of $1,000 or any integral multiple thereof. No service charge will be made for any transfer or exchange of the debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with these debt securities.

Some or all of the debt securities may be issued as discounted debt securities, bearing no interest or interest at a rate which at the time of issuance is below market rates, to be sold at a substantial discount below the stated principal amount. United States federal income tax consequences and other special considerations applicable to any discounted securities will be described in subsequent filings with the Commission relating to those securities.
Senior Debt
We may issue senior debt securities, which may be secured or unsecured, under the senior debt indenture. The senior debt securities will rank on an equal basis with all our other senior debt except subordinated debt.  The senior debt securities will be effectively subordinated, however, to all of our secured debt to the extent of the value of the collateral securing such debt. We will disclose the amount of our debt in the prospectus supplement.
Subordinated Debt
We may issue subordinated debt securities under a subordinated debt indenture.  Subordinated debt would rank subordinate and junior in right of payment, to the extent set forth in the subordinated debt indenture, to all our senior debt.
Covenants
Any series of debt securities may have covenants in addition to or differing from those included in the applicable indenture which will be described in subsequent filings prepared in connection with the offering of such securities, limiting or restricting, among other things:
•	our ability to incur either secured or unsecured debt, or both;
•	our ability to make certain payments, dividends, redemptions or repurchases;
•	our ability to create dividend and other payment restrictions affecting our subsidiaries;
•	our ability to make investments;
•	mergers and consolidations by us or our subsidiaries;
•	sales of assets by us;
•	our ability to enter into transactions with affiliates;
•	our ability to incur liens; and
•	sale and leaseback transactions.
Modification of the Indentures
We expect that each indenture and the rights of the respective holders may be modified by us only with the consent of holders of not less than a majority in aggregate principal amount of the outstanding debt securities of all series under the respective indenture affected by the modification, taken together as a class. But we expect that no modification that:
1.	changes the amount of securities whose holders must consent to an amendment, supplement or waiver;
2.
reduces the rate of or changes the interest payment time on any security or alters its redemption provisions (other than any alteration to any such section which would not materially adversely affect the legal rights of any holder under the indenture) or the price at which we are required to offer to purchase the securities;

3.	reduces the principal or changes the maturity of any security or reduces the amount of, or postpones the date fixed for, the payment of any sinking fund or analogous obligation;
4.
waives a default or event of default in the payment of the principal of or interest, if any, on any security (except a rescission of acceleration of the securities of any series by the holders of at least a majority in principal amount of the outstanding securities of that series and a waiver of the payment default that resulted from such acceleration);

5.	makes the principal of or interest, if any, on any security payable in any currency other than that stated in the security;
6.
makes any change with respect to holders' rights to receive principal and interest, the terms pursuant to which defaults can be waived, certain modifications affecting shareholders or certain currency-related issues; or

7.
waives a redemption payment with respect to any security or changes any of the provisions with respect to the redemption of any securities will be effective against any holder without his consent. In addition, other terms as specified in subsequent filings may be modified without the consent of the holders.

Events of Default
We expect that each indenture will define an event of default for the debt securities of any series as being any one of the following events:
•	default in any payment of interest when due which continues for 30 days;
•	default in any payment of principal or premium at maturity;
•	default in the deposit of any sinking fund payment when due;
•	default in the performance of any covenant in the debt securities or the applicable indenture which continues for 60 days after we receive notice of the default;
•
default under a bond, debenture, note or other evidence of indebtedness for borrowed money by us or our subsidiaries (to the extent we are directly responsible or liable therefor) having a principal amount in excess of a minimum amount set forth in the applicable subsequent filings, whether such indebtedness now exists or is hereafter created, which default shall have resulted in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such acceleration having been rescinded or annulled or cured within 30 days after we receive notice of the default; and

•	events of bankruptcy, insolvency or reorganization.
An event of default of one series of debt securities will not necessarily constitute an event of default with respect to any other series of debt securities.
There may be such other or different events of default as described in an applicable subsequent filings with respect to any class or series of debt securities.
We expect that under each indenture, in case an event of default occurs and continues for the debt securities of any series, the applicable trustee or the holders of not less than 25% in aggregate principal amount of the debt securities then outstanding of that series may declare the principal and accrued but unpaid interest of the debt securities of that series to be due and payable. Further, any event of default for the debt securities of any series which has been cured is expected to be permitted to be waived by the holders of a majority in aggregate principal amount of the debt securities of that series then outstanding.

We expect that each indenture will require us to file annually after debt securities are issued under that indenture with the applicable trustee a written statement signed by two of our officers as to the absence of material defaults under the terms of that indenture. We also expect that each indenture will provide that the applicable trustee may withhold notice to the holders of any default if it considers it in the interest of the holders to do so, except notice of a default in payment of principal, premium or interest.
Subject to the duties of the trustee in case an event of default occurs and continues, we expect that each indenture will provide that the trustee is under no obligation to exercise any of its rights or powers under that indenture at the request, order or direction of holders unless the holders have offered to the trustee reasonable indemnity. Subject to these provisions for indemnification and the rights of the trustee, each indenture is expected to provide that the holders of a majority in principal amount of the debt securities of any series then outstanding have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee as long as the exercise of that right does not conflict with any law or the indenture.
Defeasance and Discharge
The terms of each indenture are expected to provide us with the option to be discharged from any and all obligations in respect of the debt securities issued thereunder upon the deposit with the trustee, in trust, of money or United States government obligations, or both, which through the payment of interest and principal in accordance with their terms will provide money in an amount sufficient to pay any installment of principal, premium and interest on, and any mandatory sinking fund payments in respect of, the debt securities on the stated maturity of the payments in accordance with the terms of the debt securities and the indenture governing the debt securities. We expect that this right may only be exercised if, among other things, we have received from, or there has been published by, the United States Internal Revenue Service a ruling to the effect that such a discharge will not be deemed, or result in, a taxable event with respect to holders. This discharge would not apply to our obligations to register the transfer or exchange of debt securities, to replace stolen, lost or mutilated debt securities, to maintain paying agencies and hold moneys for payment in trust.
Defeasance of Certain Covenants
We expect that the terms of the debt securities provide us with the right not to comply with specified covenants and that specified events of default described in a subsequent filing will not apply provided we deposit with the trustee money or U.S. government obligations, or both, which through the payment of interest and principal will provide money in an amount sufficient to pay any installment of principal, premium, and interest on, and any mandatory sinking fund payments in respect of, the debt securities on the stated maturity of such payments in accordance with the terms of the debt securities and the indenture governing such debt securities. We expect that to exercise this right, we will also be required to deliver to the trustee an opinion of counsel to the effect that the deposit and related covenant defeasance should not cause the holders of such series to recognize income, gain or loss for United States federal income tax purposes.
Global Securities
The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depository identified in an applicable subsequent filing and registered in the name of the depository or a nominee for the depository. In such a case, one or more global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding debt securities of the series to be represented by the global security or securities. Unless and until it is exchanged in whole or in part for debt securities in definitive certificated form, a global security may not be transferred except as a whole by the depository for the global security to a nominee of the depository or by a nominee of the depository to the depository or another nominee of the depository or by the depository or any nominee to a successor depository for that series or a nominee of the successor depository and except in the circumstances described in an applicable subsequent filing.
We refer you to applicable subsequent filings with respect to any deletions or additions or modifications from the description contained in this prospectus.

DESCRIPTION OF WARRANTS
We may issue warrants to purchase our debt or equity securities. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.
The applicable prospectus supplement will describe the following terms of any warrants in respect of which this prospectus is being delivered:
•	the title of such warrants;
•	the aggregate number of such warrants;
•	the price or prices at which such warrants will be issued;
•	the currency or currencies, in which the price of such warrants will be payable;
•	the securities purchasable upon exercise of such warrants;
•	the price at which and the currency or currencies, in which the securities upon exercise of such warrants may be purchased;
•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;
•	if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;
•	if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;
•	if applicable, the date on and after which such warrants and the related securities will be separately transferable;
•	information with respect to book-entry procedures, if any;
•	if applicable, a discussion of any material U.S. federal income tax considerations; and
•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

DESCRIPTION OF PURCHASE CONTRACTS
We may issue purchase contracts for the purchase or sale of:
•	debt or equity securities issued by us as specified in the applicable prospectus supplement; or
•	currencies.
Each purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase, on specified dates, such securities or currencies at a specified purchase price, which may be based on a formula, all as set forth in the applicable prospectus supplement. We may, however, satisfy our obligations, if any, with respect to any purchase contract by delivering the cash value of such purchase contract or the cash value of the property otherwise deliverable or, in the case of purchase contracts on underlying currencies, by delivering the underlying currencies, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities or currencies and any acceleration, cancellation or termination provisions, provisions relating to U.S. federal income tax considerations, if any, or other provisions relating to the settlement of a purchase contract.
The purchase contracts may require us to make periodic payments to the holders thereof or vice versa, which payments may be deferred to the extent set forth in the applicable prospectus supplement, and those payments may be unsecured or pre-funded on some basis. The purchase contracts may require the holders thereof to secure their obligations in a specified manner to be described in the applicable prospectus supplement. Alternatively, purchase contracts may require holders to satisfy their obligations thereunder when the purchase contracts are issued. Our obligation to settle such pre-paid purchase contracts on the relevant settlement date may constitute indebtedness. Accordingly, pre-paid purchase contracts will be issued under either the senior indenture or the subordinated indenture.

DESCRIPTION OF RIGHTS
We may issue rights to purchase our equity securities. These rights may be issued independently or together with any other security offered by this prospectus and may or may not be transferable by the shareholder receiving the rights in the rights offering. In connection with any rights offering, we may enter into a standby underwriting agreement with one or more underwriters pursuant to which the underwriter will purchase any securities that remain unsubscribed for upon completion of the rights offering.
The applicable prospectus supplement relating to any rights will describe the terms of the offered rights, including, where applicable, the following:
•	the exercise price for the rights;
•	the number of rights issued to each shareholder;
•	the extent to which the rights are transferable;
•	any other terms of the rights, including terms, procedures and limitations relating to the exchange and exercise of the rights;
•	the date on which the right to exercise the rights will commence and the date on which the right will expire;
•	the amount of rights outstanding;
•	the extent to which the rights include an over-subscription privilege with respect to unsubscribed securities; and
•	the material terms of any standby underwriting arrangement entered into by us in connection with the rights offering.
 The description in the applicable prospectus supplement of any rights we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable rights certificate or rights agreement, which will be filed with the Commission if we offer rights. For more information on how you can obtain copies of any rights certificate or rights agreement if we offer rights, see "Where You Can Find Additional Information" of this prospectus. We urge you to read the applicable rights certificate, the applicable rights agreement and any applicable prospectus supplement in their entirety.

DESCRIPTION OF UNITS
As specified in the applicable prospectus supplement, we may issue units consisting of one or more rights, purchase contracts, warrants, debt securities, preferred shares, common shares or any combination of such securities. The applicable prospectus supplement will describe:
•
the terms of the units and of the rights, purchase contracts, warrants, debt securities, preferred shares and common shares comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

•	a description of the terms of any unit agreement governing the units;
•	if applicable, a discussion of any material U.S. federal income tax considerations; and
•	a description of the provisions for the payment, settlement, transfer or exchange of the units.

EXPENSES
The following are the estimated expenses of the issuance and distribution of the securities being registered under the registration statement of which this prospectus forms a part, all of which will be paid by us.
SEC registration fee		$30,210
FINRA Fee		$45,500
Legal fees and expenses	$	*
Printing and engraving expenses	$	*
NYSE Supplemental Listing Fee	$	*
Accounting fees and expenses	$	*
Miscellaneous	$	*
Total	$	*

*	To be provided by a prospectus supplement or as an exhibit to a report on Form 6-K that is incorporated by reference into this registration statement.
LEGAL MATTERS
The validity of the securities offered by this prospectus will be passed upon for us by Seward & Kissel LLP, New York, New York, with respect to matters of United States and New York law and by MJM Limited with respect to matters of Bermuda law.
EXPERTS
The consolidated financial statements of Nordic American Offshore Ltd. and subsidiaries as of December 31, 2015 and 2014,  and for each of the years in the two-year period ended December 31, 2015 and the period from October 17, 2013 (inception) to December 31, 2013, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG AS, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.
WHERE YOU CAN FIND ADDITIONAL INFORMATION
As required by the Securities Act, we filed a registration statement relating to the securities offered by this prospectus with the Commission. This prospectus is a part of that registration statement, which includes additional information.
Government Filings
We file annual and special reports with the Commission. You may read and copy any document that we file at the public reference room maintained by the Commission at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling 1 (800) SEC-0330. The Commission maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.
This prospectus and any prospectus supplement are part of a registration statement that we filed with the Commission and do not contain all of the information in the registration statement. The full registration statement may be obtained from the Commission or us, as indicated below. Forms of the indenture and other documents establishing the terms of the offered securities are filed as exhibits to the registration statement. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement at the Commission's Public Reference Room in Washington, D.C., as well as through the Commission's website.

Information Incorporated by Reference
The Commission allows us to "incorporate by reference" information that we file with it. This means that we can disclose important information to you by referring you to those filed documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the Commission prior to the termination of this offering will also be considered to be part of this prospectus and will automatically update and supersede previously filed information, including information contained in this document.
We incorporate by reference the documents listed below and any future filings made with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act:
•
Report of Foreign Private Issuer on Form 6-K, filed with the Commission on February 21, 2017, which contains Management's Discussion and Analysis of Financial Condition and Results of Operations and the Company's unaudited interim condensed statements and related notes thereto of comprehensive income and balance sheets as and for the nine months ended September 30, 2017.

•	Report of Foreign Private Issuer on Form 6-K, filed with the Commission on November 15, 2016 announcing the Company's earnings report for the third quarter of 2016.
•	Report of Foreign Private Issuer on Form 6-K, filed with the Commission on November 14, 2016 announcing the results of the Company's annual meeting of shareholders and the Company's new Bye-laws.
•	Report of Foreign Private Issuer on Form 6-K, filed with the Commission on October 5, 2016 announcing the Company's Annual General Meeting of Shareholders.
•
Report of Foreign Private Issuer on Form 6-K, filed with the Commission on September 27, 2016, which contains the Company's dividend and earnings report for the second quarter of 2016 and the Company's Memorandum of Continuance.

•
Annual Report on Form 20-F for the year ended December 31, 2015, filed with the Commission on March 23, 2016, which contains audited consolidated financial statements for the most recent fiscal year for which those statements have been filed.

•	Form 8-A12B, filed with the Commission on June 9, 2014, registering our common stock, par value $0.01 per share, under Section 12(b) of the Exchange Act, and any amendment filed thereto.
We are also incorporating by reference all filings filed by the Company pursuant to the Exchange Act after the date of the initial registration statement and prior to effectiveness of the registration statement as well as all subsequent annual reports on Form 20-F that we file with the Commission until we file a post-effective amendment indicating that the offering of the securities made by this prospectus has been terminated. In all cases, you should rely on the later information over different information included in this prospectus or any prospectus supplement.
You should rely only on the information contained or incorporated by reference in this prospectus and subsequent filings. We have not, and any underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any accompanying prospectus supplement as well as the information we previously filed with the Commission and incorporated by reference, is accurate as of the dates on the front cover of those documents only. Our business, financial condition and results of operations and prospects may have changed since those dates.

You may request a free copy of the above mentioned filings or any subsequent filing we incorporated by reference to this prospectus by writing or us at the following address:
Nordic American Offshore Ltd.
Attn: The Secretary
Thistle House
4 Burnaby Street
Hamilton HM FX
Bermuda
(441) 292-1345
http://www.nao.bm
Information provided by the Company
We will furnish holders of our common shares with annual reports containing audited financial statements and a report by our independent registered public accounting firm. The audited financial statements will be prepared in accordance with United States generally accepted accounting principles and those reports will include a "Management's Discussion and Analysis of Financial Condition and Results of Operations" section for the relevant periods. As a "foreign private issuer," we are exempt from the rules under the Securities Exchange Act prescribing the furnishing and content of proxy statements to shareholders. While we intend to furnish proxy statements to any shareholder in accordance with the rules of the NYSE, those proxy statements are not expected to conform to Schedule 14A of the proxy rules promulgated under the Exchange Act. In addition, as a "foreign private issuer," we are exempt from the rules under the Exchange Act relating to short swing profit reporting and liability.
Disclosure of Commission Position on Indemnification for Securities Act Liabilities
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS
Item 8.          Indemnification of Directors and Officers
I.	Bye-law 45 of the Bye-laws of the Registrant, to be presented for shareholder approval, provides as follows:
1.
Subject to the proviso below, every Indemnified Person shall be indemnified and held harmless out of the assets of the Company against all liabilities, loss, damage or expense (including but not limited to liabilities under contract, tort and statute or any applicable foreign law or regulation and all reasonable legal and other costs and expenses properly payable) incurred or suffered by him by or by reason of any act done, conceived in or omitted in the conduct of the Company's business or in the discharge of his duties and the indemnity contained in this Bye-Law shall extend to any Indemnified Person acting in any office or trust in the reasonable belief that he has been appointed or elected to such office or trust notwithstanding any defect in such appointment or election PROVIDED ALWAYS that the indemnity contained in this Bye-Law shall not extend to any matter which would render it void pursuant to the Companies Acts.

2.	No Indemnified Person shall be liable to the Company for the acts, defaults or omissions of any other Indemnified Person.
3.
Every Indemnified Person shall be indemnified out of the assets of the Company against all liabilities incurred by him by or by reason of any act done, conceived in or omitted in the conduct of the Company's business or in the discharge of his duties, in defending any proceedings, whether civil or criminal, in which judgement is given in his favour, or in which he is acquitted, or in connection with any application under the Companies Acts in which relief from liability is granted to him by the court.

4.
To the extent that any Indemnified Person is entitled to claim an indemnity pursuant to these Bye-Laws in respect of amounts paid or discharged by him, the relevant indemnity shall take effect as an obligation of the Company to reimburse the person making such payment or effecting such discharge.

5.
Each Shareholder and the Company agree to waive any claim or right of action he or it may at any time have, whether individually or by or in the right of the Company, against any Indemnified Person on account of any action taken by such Indemnified Person or the failure of such Indemnified Person to take any action in the performance of his duties with or for the Company PROVIDED HOWEVER that such waiver shall not apply to any claims or rights of action arising out of the fraud of such Indemnified Person or to recover any gain, personal profit or advantage to which such Indemnified Person is not legally entitled.

6.
Expenses incurred in defending any civil or criminal action or proceeding for which indemnification is required pursuant to these Bye-Laws shall be paid by the Company in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of the Indemnified Person to repay such amount if any allegation of fraud or dishonesty is proved against the Indemnified Person PROVIDED THAT no monies shall be paid hereunder unless payment of the same shall be authorised in the specific case upon a determination that indemnification of the Director or Officer would be proper in the circumstances because he has met the standard of conduct which would entitle him to the indemnification thereby provided and such determination shall be made:

(a)	by the Board, by a majority vote at a meeting duly constituted by a quorum of Directors not party to the proceedings or matter with regard to which the indemnification is, or would be, claimed; or
(b)	in the case such a meeting cannot be constituted by lack of a disinterested quorum, by independent legal counsel in a written opinion; or

(c)	by a majority vote of the Shareholders.
7.
Without prejudice to the provisions of this Bye-Law, the Board shall have the power to purchase and maintain insurance for or for the benefit of any Indemnified Person or any persons who are or were at any time Directors, Officers or employees of the Company, or of any other company which is its holding company or in which the Company or such holding company has any interest whether direct or indirect or which is in any way allied to or associated with the Company, or of any subsidiary undertaking of the Company or any such other company, or who are or were at any time trustees of any pension fund in which employees of the Company or any such other company or subsidiary undertaking are interested, including (without prejudice to the generality of the foregoing) insurance against any liability incurred by such persons in respect of any act or omission in the actual or purported execution or discharge of their duties or in the exercise or purported exercise of their powers or otherwise in relation to their duties, powers or offices in relation to the Company or any such other company, subsidiary undertaking or pension fund.

II.	The Companies Act provides as follows:
1.
Section 98 of the Companies Act permits the Bye-Laws of a Bermuda company to contain a provision eliminating personal liability of an officer to the company for any loss arising or liability attaching to him by virtue of any rule of law in respect of any negligence, default, breach of duty or breach of trust of which the officer or person may be guilty, save with respect to fraud or dishonesty;

2.
Section 98 of the Companies Act also grants companies the power generally to indemnify any such officer or auditor of the company against any liability incurred by him in defending any proceedings, whether civil or criminal in which judgment is given in his favor (or in which he is acquitted) or when relief is granted to him by a court under section 281 of the Companies Act;

3.
Section 98A of the Companies Act permits a company to purchase and maintain insurance for the benefit of any officer of the company against any liability incurred by him under section 97(1)(b) of the Companies Act, in his capacity as an officer of the company or indemnifying such an officer in respect of any loss arising or liability attaching to him by virtue of any rule of law in respect of any negligence, default, breach of duty or breach of trust of which the officer may be guilty.

Item 9.          Exhibits
The exhibit index at the end of this registration statement, or the Exhibit Index, identifies the exhibits which are included in this registration statement and are incorporated herein by reference.
Item 10.          Undertakings
(a) The undersigned registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement. Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
(2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4) To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act of 1933 or Rule 3-19 of Regulation S-X if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.
(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
(i) If the registrant is relying on Rule 430B:
(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of this Registration Statement as of the date the filed prospectus was deemed part of and included in this Registration Statement; and
(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of 314 securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(6) That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the Securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) — (d) Not applicable.
(e) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.
(f) — (g) Not applicable.
(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
(i) Not applicable.
(j) The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act.
(k) — (l) Not applicable.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hamilton, Bermuda on February 21, 2017.
NORDIC AMERICAN OFFSHORE LTD.

By:	/s/ Herbjørn Hansson
Name:	Herbjørn Hansson
Title:	Chairman

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on February 21, 2017 in the capacities indicated.
Signature	Title

/s/ Herbjørn Hansson	Chairman and Director
Herbjørn Hansson	(Principal Executive Officer)

*	Chief Financial Officer
Turid M. Sørensen	(Principal Financial and Accounting Officer)

*	Director
Paul J. Hopkins

*	Director
James Kelly

*	Executive Vice Chairman and Director
Marianne Lie

*	Director
David Workman

*By: /s/ Gary J. Wolfe Gary J. Wolfe Attorney-in-fact

Authorized Representative
Pursuant to the requirement of the Securities Act of 1933, the undersigned, the duly undersigned representative in the United States of Nordic American Offshore Ltd., has signed this Registration Statement in the city of Newark, state of Delaware, on February 21, 2017.
PUGLISI & ASSOCIATES

By:	/s/ Donald J. Puglisi
Name:	Donald J. Puglisi

EXHIBIT INDEX
Exhibit Number	Description

1.1	Form of Underwriting Agreement (for equity securities)(1)

1.2	Form of Underwriting Agreement (for debt securities)(1)

4.1	Form of Common Share Certificate(2)

4.2	Form of Preferred Share Certificate(1)

4.3	Form of Warrant Agreement(1)

4.4	Form of Purchase Contract(1)

4.5	Form of Senior Indenture*

4.6	Form of Subordinated Indenture*

4.7	Form of Unit Agreement(1)

4.8	Form of Rights Agreement(1)

5.1	Opinion of MJM Limited, Bermuda counsel to the Company*

5.2	Opinion of Seward & Kissel LLP*

23.1	Consent of MJM Limited (included in Exhibit 5.1)

23.2	Consent of Seward & Kissel LLP (included in Exhibit 5.2)

23.3	Consent of KPMG AS

24.1	Power of Attorney (contained in signature page)

25.1	Form of T-1 Statement of Eligibility (senior indenture)(1)

25.2	Form of T-1 Statement of Eligibility (subordinated indenture)(1)

(1)	To be filed as an amendment or as an exhibit to a report filed pursuant to the Securities Exchange Act of 1934 and incorporated by reference into this registration statement.
(2)	Incorporated herein by reference to Exhibit 4.1 of the Company's report on Form 6-K filed with the Securities and Exchange Commission on September 27, 2016.
*         Previously filed